Exhibit 21.1

LIST OF SUBSIDIARIES OF DUPONT FABROS TECHNOLOGY, INC.

Subsidiary	Jurisdiction of Organization
DuPont Fabros Technology, L.P.	Maryland
Grizzly Equity LLC	Delaware
Grizzly Ventures LLC	Delaware
Whale Holdings LLC	Delaware
Whale Interests LLC	Delaware
Whale Ventures LLC	Delaware
Yak Management LLC	Delaware
Yak Interests LLC	Delaware
Yak Ventures LLC	Delaware
Xeres Management LLC	Delaware
Xeres Interests LLC	Delaware
Xeres Ventures LLC	Delaware
DF Technical Services, LLC	Delaware
DF Property Management LLC	Delaware
DF Holdings I LLC	Delaware
Rhino Equity LLC	Delaware
Quill Equity LLC	Delaware
Lemur Properties LLC	Delaware
Porpoise Ventures LLC	Delaware
Tarantula Interests LLC	Delaware
Tarantula Ventures LLC	Delaware
Fox Properties LLC	Delaware